[LETTERHEAD OF AUDITORS]




TO: The Securities and Exchange Commission
    Washington, D.C.

RE: Quest Net Corp.


                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Quest Net Corp. and the financial statements of Quest Net Corp. and Wings Online, Inc. on Form SB-2 of our report dated July 10,1999, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated July 10, 1999 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Selected Financial Data" and "Experts" in such Prospectus.


/S/ CORDOVANO AND HARVEY, P.C.
Cordovano and Harvey, P.C.
Denver Colorado


November 9, 1999